FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2025 Results

(July 18, 2025) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2025 of $5,810,000, a $1,496,000, or 34.7% increase, over the $4,314,000 earned during the second quarter of 2024. Net income for the six months ended June 30, 2025, was $10,126,000, a $1,871,000, or 22.7% increase, over the $8,255,000 earned for the six months ended June 30, 2024. Basic and diluted earnings per share for the second quarter of 2025 and 2024 were $1.02 and $0.76, respectively and year-to-date earnings per share were $1.79 in 2025 compared to $1.46 in 2024.

The Corporation’s earnings were positively impacted through the second quarter of 2025 by an increase in net interest income. This increase was only partially offset by an increase in provision expense, slightly lower non interest income, and higher operating expenses.

The Corporation’s net interest income (NII) increased by $3,010,000, or 21.5%, for the three months ended June 30, 2025, and $5,826,000, or 21.3% for the six months ended June 30, 2025, compared to the same periods in 2024. Interest income on loans increased by $2,034,000, or 11.3%, and $4,009,000, or 11.4%, for the three and six months ended June 30, 2025, while interest income on securities increased by $2,118,000, or 59.5%, and $4,260,000, or 59.5%, for the same time periods. Interest expense on deposits and borrowings increased by $977,000, or 11.6%, and $2,155,000 or 13.0%, for the three and six months ended June 30, 2025, compared to the same periods in the prior year due to the continued high interest rate environment putting pressure on deposit rates and the higher cost of wholesale borrowings.

The Corporation recorded a provision for credit losses of $126,000 in the second quarter of 2025, compared to a release of provision expense of $207,000 for the second quarter of 2024. For the year-to-date period, provision expense was $612,000, compared to a release of provision expense of $851,000 recorded for the six months ended June 30, 2024. The provision expense recorded in 2025 was primarily related to loan growth. The allowance as a percentage of total loans was 1.13% as of June 30, 2025, and 1.04% as of June 30, 2024.

Other income decreased by $76,000, or 1.7%, and $458,000, or 5.2%, for the three and six months ended June 30, 2025, compared to the same periods in the prior year. Trust and investment services income increased $60,000, or 8.3% and decreased $159,000, or 8.8%, for the three and six months ended June 30, 2025. Service fees decreased $89,000, or 6.2%, and $95,000, or 3.4%, for the three and six months ended June 30, 2025, compared to the same periods in 2024. The Corporation recorded $48,000 gains on securities transactions in the second quarter of 2025, compared to $30,000 in the second quarter of 2024. For the year-to-date period, the Corporation recorded $285,000 in losses on securities transactions, compared to $228,000 in losses during the same period in 2024. Gains on the sale of mortgages decreased by $87,000, or 18.2%, and $192,000, or 18.8%, for the three and six months ended June 30, 2025, compared to the same periods in 2024, as margins on sales have compressed and the Corporation sold the permanent financing for construction loans with points that were recorded as income in the prior year. Earnings on bank owned life insurance decreased by $125,000, or 30.7%, and $147,000, or 21.0%, for the three and six months ended June 30, 2025, compared to the same periods in 2024 as a result of a death benefit recognized during the second quarter of 2024. Other income increased by $138,000, or 43.7%, and $188,000, or 30.2%, for the three and six months ended June 30, 2025, compared to the same periods in the prior year as a result of sales tax refunds.

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ENB FINANCIAL CORP

Total operating expenses increased by $645,000, or 4.8%, and $1,419,000 or 5.3%, for the three and six months ended June 30, 2025, compared to the same periods in 2024. Salary and benefit expenses, which make up the largest portion of operating expenses, did not change materially from 2024 to 2025. Other operating expenses outside of salaries and benefits increased due to expanded investments and initiatives in technology, increased occupancy and equipment costs, some residual core conversion expenses, and increases in fraud expenses related to losses on customer deposit accounts.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2025 increased to 1.06% and 17.24%, respectively, from 0.87% and 14.45% for the second quarter of 2024. For the six months ended June 30, 2025, the Corporation’s annualized ROA was 0.93%, compared to 0.84% in 2024, while the ROE was 15.15%, compared to 13.93% in 2024.

As of June 30, 2025, the Corporation had total assets of $2.23 billion, up 9.9%; total loans of $1.46 billion, up 5.7%; total deposits of $1.90 billion, up 8.1%; and total stockholders’ equity of $139.5 million, up 10.7%, from balances at June 30, 2024. The Corporation’s earnings, net of dividends paid, as well as the improved valuation of the investment portfolio positively impacted the level of stockholders’ equity. The changes in unrealized gains and losses on investments impact capital on an ongoing basis and have improved since the devaluation that occurred during the dramatic increase in market interest rates during the last two years.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from fourteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet	2025	2024	Change

Securities	$601,920	$447,577	34.5%
Total loans	1,463,259	1,384,076	5.7%
Allowance for credit losses	16,543	14,339	15.4%
Total assets	2,225,903	2,024,558	9.9%
Deposits	1,896,526	1,754,370	8.1%
Total borrowings	175,618	131,970	33.1%
Stockholders' equity	139,482	125,966	10.7%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2025	2024	2025	2024

Net interest income	$17,004	$13,994	$33,192	$27,366
Provision/(release) for credit losses	126	(207)	612	(851)
Noninterest income	4,325	4,401	8,289	8,747
Noninterest expense	14,013	13,368	28,381	26,962
Income before taxes	7,190	5,234	12,488	10,002
Provision for income taxes	1,380	920	2,362	1,747
Net Income	5,810	4,314	10,126	8,255

Per Share Data
Earnings per share	1.02	0.76	1.79	1.46
Dividends per share	0.18	0.17	0.36	0.34

Earnings Ratios
Return on average assets (ROA)	1.06%	0.87%	0.93%	0.84%
Return on average stockholders equity (ROE)	17.24%	14.45%	15.15%	13.93%
Net Interest margin	3.16%	2.91%	3.09%	2.86%
Efficiency ratio	65.5%	72.3%	67.6%	73.7%

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